Exhibit 99.1

Contact:

Modem Media

Frank Connolly, 203-299-7157

Regina Milano, 203-299-7333

or

Interpublic

Philippe Krakowsky, 212-399-8088

Modem Media Announces Stockholders’ Sale of 11,155,000

Shares of Common Stock

NORWALK, CT—December 29, 2003—Modem Media, Inc. (NASDAQ: MMPT), an interactive marketing strategy and services firm, today announced that 11,155,000 outstanding shares of its common stock have been sold by stockholders in an underwritten public offering. The Interpublic Group of Companies, Inc. (NYSE: IPG) (“Interpublic”), Modem Media’s largest stockholder, sold an aggregate of 10,955,000 shares in the offering, including 1,455,000 shares which were sold pursuant to the underwriters’ exercise of the over-allotment option. G.M. O’Connell, the company’s chairman and co-founder, sold 150,000 shares in the offering. Robert Allen, a director and co-founder of the company, sold 50,000 shares in the offering. Modem Media received no proceeds from the sale of these shares by its stockholders.

As a result of its sale of 10,955,000 shares in the offering, Interpublic now owns approximately 148,000 shares of Modem’s common stock, which represents 0.6% of the company’s outstanding shares.

About Modem Media

Founded in 1987, Modem Media (www.modemmedia.com) is an interactive marketing strategy and services firm recognized for the innovation and effectiveness of its work in digital channels. Modem Media helps world class companies realize greater value from their customers by increasing sales and reducing costs across their communications, selling and service activities. The Company builds value for global businesses including Delta Air Lines, General Motors, Michelin, IBM, Sprint, Kraft, Eastman Kodak and Philips Electronics. Modem Media’s success is rooted in the integration of customer-driven marketing strategies, award-winning creative solutions, and advanced marketing technologies. Modem Media is headquartered in Norwalk, Connecticut and has additional offices in San Francisco, London and Sao Paulo.

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